EXHIBIT 99.1

April 21, 2005

NEWS RELEASE to Lexington Herald-Leader

First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the quarter ended March 31, 2005.

Net income for the quarter ended March 31, 2005 was $395,000, as compared to $201,000 for the quarter ended March 31, 2004, an increase of $194,000. Net income per share (on a diluted basis) for the quarter ended March 31, 2005 was $0.25, as compared to $0.13 for the quarter ended March 31, 2004. The improvement in the first quarter of 2005, as compared to the first quarter of 2004, represents a 97% increase in net income and a 92% increase in net income per share.

Earnings for the current quarter, as compared to the first quarter of 2004, were positively impacted by a number of factors, including a 28% improvement in the Bank’s net interest margin and a 20% reduction in operating expenses.

Total assets at March 31, 2005 were $212.1 million, as compared to $226.8 million at March 31, 2004, a decline of $14.7 million. This decline is primarily attributable to declines in federal funds sold and loans. During the quarter ended March 31, 2005, total assets declined by $5.4 million from the $217.4 million level at December 31, 2004. This decline is primarily attributable to a decline in federal funds sold.

Doug Hutcherson, President and CEO, states “Over the course of the last year, we have taken many steps to improve the performance of the Bank. The results for this quarter speak to the success of those efforts. We very much look forward to furthering these efforts for the balance of 2005 and beyond.”

First Security Bancorp, Inc.

CONSOLIDATED BALANCE SHEETS
     (in thousands, except per share data)

                                                 (unaudited)
                                                 Quarter Ended     Year Ended
                                              3/31/2005 3/31/2004  12/31/2004

Assets
Cash & Due From Banks                           $ 4,900    $ 3,777     $ 4,446
Federal Funds Sold                                8,673     14,425      18,568
Securities                                       38,284     39,516      33,748
Loans                                           152,033    161,555     152,576
Allowance For Loan Losses                        (1,707)    (2,384)     (1,720)
                                                 ------     ------      ------
     Net Loans                                  150,326    159,171     150,856
Other Assets                                      9,898      9,924       9,816
                                                  -----      -----       -----
     Total Assets                              $212,081   $226,813   $ 217,434
                                               ========   ========   =========

Liabilities & Shareholders’ Equity
Deposits
     Non-interest Bearing                        20,764     21,632      22,670
     Savings, Money Market & NOW                 47,670     39,976      55,180
     Certificates of Deposit                    107,217    119,648     101,012
                                                -------    -------     -------
          Total Deposits                        175,651    181,256     178,862
Repurchase Agreements                             3,475      7,563       5,857
Other Borrowed Funds                             10,667     16,953      11,246
Other Liabilities                                 1,560        642         861
                                                  -----        ---         ---
     Total Liabilities                          191,353    206,414     196,826
Shareholders' Equity                             20,728     20,399      20,608
                                                 ------     ------      ------
     Total Liabilities & Shareholders’Equity   $212,081   $226,813   $ 217,434
                                               ========   ========   =========

CONSOLIDATED INCOME STATEMENTS
     (in thousands, except per share data)
                                               (unaudited)
                                              Quarter Ended     Year Ended
                                           3/31/2005 3/31/2004  12/31/2004
Interest Income                              $ 2,811    $ 2,662    $ 10,738
Interest Expense                              (1,115)    (1,214)     (4,411)
     Net Interest Income                       1,696      1,448       6,327
Loan Loss Provision                               -         (25)       (297)
     Net Interest Income After Provision       1,696      1,423       6,030
Other Income                                     209        515       1,497
Operating Expenses                             1,322      1,649       6,538
Provision for Federal Income Tax                (188)       (88)       (305)
     Net Income (loss)                         $ 395      $ 201       $ 684

Earnings Per Share
     Basic                                    $ 0.25     $ 0.13      $ 0.44
     Diluted                                  $ 0.25     $ 0.13      $ 0.44

First Security Bancorp, Inc.

SELECTED FINANCIAL DATA
    (in thousands, except per share data)
                                                  (unaudited)         Year
                                                 Quarter Ended        Ended
                                              3/31/2005 3/31/2004  12/31/2004
Per Share Data:
  Basic earnings per share                       $ 0.25     $ 0.13      $ 0.44
  Diluted earnings per share                     $ 0.25     $ 0.13      $ 0.44
  Book value per share                          $ 13.29    $ 13.09     $ 13.22

Average balances
  Loans                                        $155,181   $161,323   $ 159,718
  Securities                                     38,256     39,324      39,524
  Federal funds sold                              6,761     19,197       9,201
  Other non-earning assets                       13,473     13,305      13,074
  Total assets                                 $213,671   $233,149   $ 221,517

  Interest-bearing deposits                    $155,482   $164,143   $ 153,793
  Noninterest bearing deposits                   21,494     22,876      23,162
  Other interest bearing liabilities             14,898     24,897      23,216
  Other noninterest bearing liabilities           1,074        965       1,053
  Shareholders' equity                           20,723     20,268      20,293
  Total liabilities and shareholders' equity   $213,671   $233,149   $ 221,517

Performance Ratios:
  Return on average assets                        0.74%      0.34%       0.31%
  Return on average equity                        7.62%      3.97%       3.37%
  Net interest margin (tax equivalent basis)      3.39%      2.65%       3.05%
  Efficiency ratio                               69.40%     84.00%      83.56%